Exhibit 8.1

[Letterhead of Davis Polk & Wardwell LLP]

June 19, 2013

Re:          Himax Technologies, Inc. American Depositary Shares Secondary Offering Representing Ordinary Shares

Himax Technologies, Inc.

No. 26, Zih Lian Road,

Sinshih District, Tainan City 74148,

Taiwan, Republic of China

Dear Ladies and Gentlemen:

We are acting as special United States counsel to Himax Technologies, Inc., a corporation organized under the laws of the Cayman Islands (the “Company”), in connection with the Prospectus Supplement (the “Prospectus Supplement”) filed on June 14, 2013 with the United States Securities and Exchange Commission pursuant to Rule 424(b)(3) under the United States Securities Act of 1933, as amended. The Prospectus Supplement relates to the Company’s Registration Statement on Form F-3 filed with the United States Securities and Exchange Commission on June 3, 2013 (File No. 333- 189052) (the “Registration Statement”) and is being filed in connection with the secondary offering of the Company’s American depositary shares representing ordinary shares.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that our opinion as to material U.S. federal income tax consequences to certain U.S. holders of an investment in the Company’s American depositary shares representing ordinary shares is set forth in full under the caption “Taxation—United States Federal Income Taxation” in the Prospectus Supplement.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation—United States Federal Income Taxation” in the Prospectus Supplement and to the filing, as an exhibit to the Registration Statement, of this letter.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP